SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF

THE SECURITIES EXCHANGE ACT OF 1934

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INFINITY AUGMENTED REALITY, INC.

(Name of Registrant as Specified in Its Charter)

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INFINITY AUGMENTED REALITY, INC.

45 Broadway, 6th Floor

New York, NY 10006

(212) 201-4070

Notice of Action by Written Consent

of a Majority of the Outstanding Common Shares

taken as of March 22, 2013

To the Holders of Common Stock of Infinity Augmented Reality, Inc.:

Infinity Augmented Reality, Inc. (“we” “us” “our” or “Company”) (formerly known as Absolute Life Solutions, Inc.) hereby gives notice to its stockholders that the holders of a majority of the Company’s outstanding shares of Common Stock, have taken action by written consent to elect Avrohom Oratz, Moshe Hogeg, Chaim Loeb, Abraham Lowy and Sy Stern as the five (5) directors of the Company, each to serve from the effective date of the election and until the next annual shareholders meeting or his respective successor is duly elected and qualified.

The majority stockholders have approved the corporate action in lieu of an annual meeting pursuant to Section 78.320 of the Nevada Revised Statues (“NRS”), which permits any action that may be taken at a meeting of the stockholders to be taken by the written consent to the action by the holders of the number of shares of voting stock required to approve the action at a meeting. All necessary corporate approvals in connection with the matter referred to in the accompanying Information Statement have been obtained. The Information Statement is being furnished to all of our stockholders pursuant to Section 14(c) of the Securities and Exchange Act of 1934 (“Exchange Act”), and the rules thereunder, solely for the purpose of informing stockholders of this corporate action before it takes effect. In accordance with Rule 14c-2 under the Exchange Act, the stockholder consent will take effect twenty (20) calendar days following the first mailing of the accompanying Information Statement.

The details of the foregoing action and other important information are set forth in the accompanying Information Statement.

This action has been approved by our Board of Directors and the holders of more than a majority of the Company’s common shares outstanding. Only stockholders of record at the close of business on March 21, 2013 are being given Notice of the Action by Written Consent. The Company is not soliciting proxies.

Shareholders are reminded that, as indicated in the Company’s Information Statement, dated February 14, 2013, the name of the Company was changed from “Absolute Life Solutions, Inc.” to “Infinity Augmented Reality, Inc.” effective on March 7, 2013.

The accompanying Information Statement was preceded by a copy of the Company’s Annual Report on Form 10-K for the fiscal year ending on August 31, 2012, as filed on the SEC’s EDGAR system on January 3, 2013, which copy was sent together with the Company’s Information Statement, dated February 14, 2013.

By Order of the Board of Directors of

INFINITY AUGMENTED REALITY, INC.

/s/ Avrohom Oratz

President and Chief Executive Officer

New York, NY

April 3, 2013

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INFINITY AUGMENTED REALITY, INC.

45 Broadway, 6th Floor

New York, NY 10006

(212) 201-4070

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is being mailed or otherwise furnished to shareholders of INFINITY AUGMENTED REALITY, INC. (formerly known as Absolute Life Solutions, Inc.), a Nevada corporation, in connection with certain shareholder action taken by written consent of the holders of a majority of our outstanding shares of common stock of record as of March 21, 2013 to elect Avrohom Oratz, Moshe Hogeg, Chaim Loeb, Abraham Lowy and Sy Stern as the five (5) directors of the Company, each to serve from the date which is twenty (20) days after the date of the first mailing of this Information Statement until the next annual meeting of shareholders or until such person’s successor is duly elected and qualified.

The annual election of directors requires the vote of holders of the outstanding shares of our stock which are eligible to vote on such issue. For the election of directors, a plurality of the votes cast at a meeting at which a quorum is present is required. Under Nevada law, however, we are permitted to obtain approval of such election by written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes that would be necessary to approve such action at a meeting at which all shares entitled to vote thereon were present and voted.

Our board of directors has fixed the close of business on March 21, 2013 as the record date (the “Record Date”) for the determination of shareholders who are entitled to give consent and to receive this Information Statement. As of the Record Date, except for our Common Stock, there are no outstanding shares of any other class of the Company’s stock which might be entitled to vote on the election of directors.

In order to eliminate the costs of and time involved in holding a meeting of our shareholders, we have obtained the requisite written consents to this action from five (5) shareholders who or which, as of the Record Date, owned in the aggregate 49,933,669 shares of our Common Stock, representing approximately 54.16% of the 92,189,279 shares of our Common Stock outstanding as of that date. Their holdings represent more than the minimum number of votes referred to above.

The election of the directors will become effective twenty (20) days after the date of the first mailing of this Information Statement, or on or about April 24, 2013.

Shareholders are reminded that, as indicated in the Company’s Information Statement, dated February 14, 2013, the name of the Company was changed from “Absolute Life Solutions, Inc.” to “Infinity Augmented Reality, Inc.” effective on March 7, 2013.

This information statement is being sent to shareholders on or about April 4, 2013.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The date of this information statement is April 3, 2013

ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

The Company’s Board currently consists of five (5) directors. The currently serving directors are Avrohom Oratz, Moshe Hogeg, Chaim Loeb, Abraham Lowy and Sy Stern.

The directors serve until the next annual meeting of the shareholders or until their respective successors are duly elected and qualified.

On the recommendation of the Company’s Nominating and Corporate Governance Committee, the Board has nominated Avrohom Oratz, Moshe Hogeg, Chaim Loeb, Abraham Lowy and Sy Stern to be the directors for a term commencing from the current shareholders’ annual meeting (or, if the election was by written consent of shareholders, twenty [20] days after the first mailing of an Information Statement reporting on such action to the shareholders of the Company) until the next such meeting or until their respective successors were duly elected and qualified.

The election of directors at the annual meeting of shareholders generally requires the vote of the shareholders of the Company’s securities entitled to vote on such issue. Currently, the only class of securities outstanding is the common stock of the Company and that class is the only class entitled to vote on the election of directors. Election is by plurality of the votes cast, with each share entitled to one vote.

On March 22, 2013, by written consent, five (5) shareholders whose shares represent 54.16% of the outstanding shares of the Company’s Common Stock as of the Record Date, have voted to elect the named directors. Accordingly there is no need to have a shareholders’ meeting to consider such action. You are hereby being notified of the election of the named directors.

The new term of the directors will commence twenty (20) days after the first mailing of this Information Statement to the shareholders of the Company.

INFORMATION ABOUT THE DIRECTORS

The following individuals constitute our current Board of Directors. Each of them has been elected as a Director by the shareholder written action referred to above. The information below includes, among other things, the Director’s name, age, position(s) with the Company, and business experience for at least five years.

Avrohom Oratz              30               President, Chief Executive Officer and Director

Mr. Oratz served as our Treasurer and Chief Financial Officer from July 2010 until his election as President in April 2011. From 2007 to 2010, he was employed by Platinum Human Resource Management, a privately owned company with $250M of revenue, as Corporate Controller. Platinum is a full service human resource services firm with offices in New York, Florida, Alabama and California. As Controller, Mr. Oratz designed and implemented a comprehensive fraud protection program, with processes and procedures that protect clients' financial integrity. Mr. Oratz played a key role in the establishment of Normandy Harbor Insurance Company, specializing in Workers' Compensation coverage and comprehensive Risk Management Programs.

Moshe Hogeg                 31                 Director

Mr. Hogeg joined our Board in October 2012. Mr. Hogeg is currently Chief Executive Officer of Mobli Media, Inc. (“Mobli”) since 2010. Mobli is a thirty-five employee photo and video sharing platform. Mobli recently announced the completion of a $22,000,000 round of financing bringing their total funds raised to $28,500,000. From 2007 to 2009, Mr. Hogeg served as founder and Chief Executive Officer of Web2Sport, a sports oriented social network in Israel, and increased the average viewership from 50 viewers per game to 12,000 viewers per game. From 2000 to 2007, Mr. Hogeg served as a Captain in the Israel Defense Forces. Mr. Hogeg’s prior experience in the technology industry led to the conclusion that he should be nominated to serve as a director of the Company.

Chaim Loeb                      43                 Director

Mr. Loeb joined our Board in May 2010. Mr. Loeb has been an insurance broker since 1994. He serves as the President of Loeb Insurance Brokerage, Inc. since 2006 and Cornell Insurance Services since 2009. He is licensed in Life and Health Insurance from the State of New York. He is a graduate of the Rabbinical College Zichron Moshe of New York.

Abraham Lowy                32                 Director

Mr. Lowy joined our Board in May 2010. For the last five years, Mr. Lowy has been a partner with Treff and Lowy PLLC. Mr. Lowy is an attorney who has an extensive practice representing corporate real estate investors in the acquisition, development, financing, and leasing of commercial and retail properties, including office buildings, condominium developments, shopping centers, nursing homes and warehouses. Mr. Lowy received his Juris Doctorate degree from Brooklyn Law School, and is admitted to the bars of the states of New York and New Jersey.

Sy Stern                            40                 Director

Mr. Stern joined our Board in December 2010. Mr. Stern is currently a Tax Manager at AIG since January 2011, and a partner in the law firm of Stern and Stern LLP. Prior to AIG, he was a Managing Member of the Stern Professional Group LLC, a consulting group focused on complex tax and legal matters, from July 2007 – December 2010. He also functioned as interim CFO for a real estate development joint venture from July 2007 – April 2008 and as interim controller for a large staffing company from June 2010 – September 2010. He previously was a tax manager with Ernst & Young, LLP from January 2006 – June 2007. Mr. Stern earned his J.D. at New York Law School in May of 1998, and his MBA in Accounting at the Pace University, Lubin School of Business in September of 1999. Mr. Stern is currently a member of good standing in the New York State Bar Association and the New Jersey State Bar Association. He is also a Certified Public Accountant licensed in the State of New York.

We are not currently subject to any standards regarding the “independence” of directors on our Board, or otherwise subject to any requirements of any national securities exchange or an inter-dealer quotation system with respect to the need to have a majority of our directors be independent. Although we are not required to comply with these requirements, we have elected to use the definition for “director independence” under the AMEX LLC Stock Market listing standards. Our Board has determined that each of Messrs. Loeb, Lowy, Stern and Hogeg are independent directors under the AMEX LLC Stock Market rules relating to director independence because each is a non-employee director, and none of them has any relationship with the Company or other person, which in the opinion of our Board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

DIRECTOR COMPENSATION

Our directors currently do not receive any cash compensation for service on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. We may compensate independent directors for their service on the Board and any Committee at rates that are comparable to the compensation paid to independent directors of other similarly situated companies. In connection with his election to our Board, Mr. Hogeg was granted 100,000 Non Qualified Stock Options issued under our 2010 Equity Plan at an exercise price of $0.31, vesting on October 24, 2013 and expiring on October 23, 2017. Except for Mr. Hogeg, each of our other directors received 50,000 shares of Common Stock upon joining the Board.

OFFICER AND DIRECTOR QUALIFICATIONS

We have not formally established any specific, minimum qualifications that must be met by each of our officers or directors or specific qualities or skills that are necessary for one or more of our officers or members of the board of directors to possess. However, we generally evaluate the following qualities: educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our shareholders.

Our officers and board of directors are composed of a diverse group of leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Some of our officers and directors also have experience serving on boards of directors and board committees of private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies.

We, along with our officers and directors, believe that the above-mentioned attributes, along with the leadership skills and other experiences of our officers and board members, provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of consummating a business transaction.

MEETINGS AND ATTENDANCE

During the fiscal year ended August 31, 2012, there were three meetings of the Board of Directors.

Each director attended or participated in at least 3/4 of the meetings of the Board of Directors held during our fiscal year ended August 31, 2012 and during his term of service.

For the period following August 31, 2012 through March 17, 2013, all actions of the Board have been taken by unanimous written consent, with all Board members participating.

BOARD COMMITTEES

We constituted an Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee on April 4, 2011. Each Committee operates under a charter that has been approved by our board of directors.

AUDIT COMMITTEE

We have a separately designated standing Audit Committee established in accordance with Section 3(a) (58) (A) of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Audit Committee is currently composed of Mr. Stern (Chairman) and Messrs. Lowy and Loeb. Each individual is involved in discussions with management and our independent registered public accounting firm with respect to financial reporting and our internal accounting controls. The board of directors has determined that Mr. Stern is an “audit committee financial expert” as defined in Item 407(d) (5) (ii) of Regulation S-K. The Audit Committee has the sole authority and responsibility to select, evaluate and replace our independent registered public accounting firm or nominate the independent auditors for shareholder approval. The Audit Committee must pre-approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Audit Committee consults with management but does not delegate these responsibilities. The Audit Committee will also review all “related party” transactions.

COMPENSATION COMMITTEE

Our Compensation Committee was formed in April 2011 and consists of Mr. Loeb (Chairman) and Messrs. Lowy and Stern. Our Compensation Committee will award stock options to officers and employees. The Compensation Committee has overall responsibility for approving and evaluating the employment agreements, severance agreements, and executive officer compensation plans, policies and programs of the company.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Nominating and Corporate Governance Committee was formed in April 2011 and currently consists of Mr. Lowy (Chairman) and Messrs. Hogeg, Loeb and Stern. The Nominating and Corporate Governance Committee is responsible for (1) reviewing suggestions of candidates for director made by directors and others; (2) identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of shareholders; (3) recommending to the Board director nominees for each committee of the Board; (4) recommending to the Board the corporate governance principles applicable to the company; and (5) overseeing the annual evaluation of the Board and management. Pursuant to the Nominating and Corporate Governance Committee charter, there is no difference in the manner in which a nominee is evaluated based on whether the nominee is recommended by a shareholder or otherwise.

CODE OF BUSINESS ETHICS AND CONDUCT

Our Board of Directors has adopted a Code of Business Ethics and Conduct Guidelines to which adherence is full commitment. The Code of Business Ethics and Conduct Guidelines may be found on our website at www.infinityar.com. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this Code by posting such information on our website, at the address specified above.

COMPENSATION PAID TO OFFICERS, INCLUDING DIRECTOR-OFFICERS

Pursuant to their respective employment agreements, Mr. Avrohom Oratz serves as our President and Chief Executive Officer at an annual salary of $165,000, and Mr. Joshua Yifat serves as our Treasurer and Chief Financial Officer at an annual salary of $160,000, which agreements run through June 1, 2013 and April 15, 2014, respectively. On December 26, 2012, the Directors of the Compensation Committee of the Company unanimously resolved that Messrs. Oratz and Yifat receive a salary increase of 4% (cost of living increase) retroactive to September 1, 2012. Mr. Avrohom Oratz’s current annual salary is $171,600 and Mr. Joshua Yifat’s current annual salary is $166,400. The agreements entitle these executives to receive a net year-end performance bonus, based on performance measurements approved by the independent Directors, as well as certain other benefits. These executives are also subject to non-competition and confidentiality requirements. We may terminate these agreements at any time for cause.

Upon being appointed as Chief Financial Officer, Mr. Joshua Yifat was granted 100,000 shares of common stock under our 2010 Equity Plan. On March 6, 2013, the Directors of the Compensation Committee of the Company awarded Mr. Yifat 230,000 Non-Qualified Stock Options with an exercise price of $0.25 vesting on March 6, 2013 and expiring on March 7, 2018. Messrs. Oratz and Yifat may also participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.

The following table sets forth the annual compensation and long-term compensation awards for the year ended December 31, 2012 for Avrohom Oratz, our Chief Executive Officer and President, and Joshua Yifat, our Chief Financial Officer and Secretary, during the year ended December 31, 2012.

Name and Principal Position	Calendar Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)	All Other Compensation ($)	Total ($)

Avrohom Oratz
President, Chief Executive Officer	2012	167,200	14,850	-	9,000	191,050

Joshua Yifat
Treasurer, Chief Financial Officer	2012	162,133	14,400	-	9,000	185,533

Pursuant to the terms of each of the Agreements, upon a change of control of the Company, and upon a fundamental adverse change occurring in the employment of the particular Executive without the agreement of that Executive, the Executive has the option to terminate his employment and the Agreement, triggering the payment of a termination package consisting of an amount equal to the Executive’s base salary for the balance of the term, subject to any withholdings or deductions required by law.

BENEFICIAL OWNERSHIP OF COMPANY SECURITIES

Information about shareholdings of the directors, individually and collectively, is provided below under the heading “Security Ownership of Certain Beneficial Owners.”

NO RIGHTS OF APPRAISAL

Under the laws of the State of Nevada and the Company’s certificate of incorporation and by-laws, each as amended, shareholders are not entitled to appraisal rights or other dissenters’ rights with respect to the election of directors, and we will not independently provide shareholders with any such right.

NO ADDITIONAL VOTES WILL BE NEED TO APPROVE THE ACTIONS

The election of directors requires the approval of the holders of the outstanding shares of our Common Stock on the Record Date. Election of directors is made by the vote of a plurality of the votes cast at a meeting at which a quorum of shareholders is present. Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote.

Nevada law, however, allows actions to be approved by the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes that would be necessary to approve such action at a meeting at which all shares entitled to vote thereon were present and voted.

On March 22, 2013, by written consent, five (5) shareholders whose shares represent 54.16% of the outstanding shares of the Company’s Common Stock as of the Record Date, have voted to elect the named directors. As such, no vote or future action of the stockholders of the Company is required with respect to the election. You are hereby being provided with notice of such election.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 21, 2013, certain information with respect to (1) each person or entity who is known by our management to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, (2) each of our directors and (3) all applicable directors and executive officers as a group. The table lists the applicable percentage of beneficial ownership based on 92,189,279 shares of common stock outstanding as of March 21, 2013.

The actions reflected in this Information Statement do not affect the information in this table, and, absent other actions taken either by the Company or the named shareholders, the information in the table should be applicable after the effectiveness of the actions referred to in this Information Statement.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them.

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Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Moshe Oratz (2) (3) (4)	35,323,527	38.3%

Avrohom Oratz (2)	148,825	(11)

Joshua Yifat (2) (5)	289,680	(11)

Helen Papagiannis (2) (6)	100,000	(11)

Chaim Loeb 1334 East 32 Street Brooklyn, New York 11210	50,000	(11)

Abraham Lowy 1255 East 35th St Brooklyn, New York 11210	50,000	(11)

Sy Stern 1556 East 29th Street Brooklyn, New York 11210	50,000	(11)

Credit Strategies, LLC & Affiliates (4) 405 Lexington Avenue New York, New York 10174	7,355,224	8.0%

Agam Technologies LLC (7) 25 Robert Pitt Drive Monsey, New York 10952	5,500,000	5.6%

Gili Revensary (8) GiliTech LLC 25 Robert Pitt Drive Monsey, New York 10952	6,000,000	6.1%

SmartEyes Technologies LLC (9) 25 Robert Pitt Drive Monsey, New York 10952	5,000,000	5.1%

XO Marketing LLC (10) 25 Robert Pitt Drive Monsey, New York 10952	5,500,000	5.6%

All Directors and Officers as a Group	688,505	(11)

(1) Based on 92,189,279 shares of common stock outstanding as of March 21, 2013.

(2) The address for each of these persons is 45 Broadway, New York, New York 10006.

(3) Mr. Oratz is the sole member of CS Master Holdings LLC, which owns 35,037,500 shares of Common Stock. Mr. Oratz disclaims ownership in 14,000,000 shares of Common Stock held by trusts for the benefit of his children, and administered by trustees.

(4) In April 2011, CS Master Holding LLC granted to Platinum Partners Value Arbitrage Fund, L.P. (“Value”) and Credit Strategies LLC (“Credit Strategies”) transferable options to acquire an aggregate of 20,000,000 shares of our Common Stock at an exercise price of $0.005 per share. The options, exercisable in whole or in part, expire in April 2016. Pursuant to the terms of the Option Agreement, CS Master Holding LLC is restricted from selling or otherwise transferring the underlying shares of Common Stock without Value or Credit Strategies’ consent prior to the expiration of the option. The Option Agreements contain provisions prohibiting exercise of the options that would result in the stockholder owning beneficially more than 4.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. The shares transferable to Credit Strategies and Value upon any exercise of the options are not included in the foregoing table. Mark Nordlicht has voting and investment control over the securities held by Credit Strategies and Value.

(5) Number of shares represents 59,680 shares of Common Stock and 230,000 Non-Qualified Stock Options (the “Options”) issued under the 2010 Equity Plan with an exercise price of $0.25, which Options vested on March 6, 2013 and expire on March 7, 2018.

(6) Ms. Papagiannis, who became the Company’s Chief Innovation Officer in March 2013, was granted a total of 500,000 Options issued under the 2010 Equity Plan, with an exercise price of $0.25. 100,000 of such Options vested on March 6, 2013 and expire on March 7, 2018. 400,000 of such Options vest quarterly over the next 2 years (in equal amounts of 50,000 Options at the beginning of the Company’s quarterly reporting periods, i.e. December 1, March 1, June 1 and September 1), and expire 5 years from each vesting date. The next vesting date will be June 1, 2013; at that time she will be the beneficial owner of 150,000 shares (less than 1%).

(7) Agam received a total of 5,500,000 Options, of which 1,750,000 Options were issued under the 2010 Equity Plan and 3,750,000 Options were issued under the 2013 Equity Plan. The Options have an exercise price of $0.10, vested on March 4, 2013 and expire on March 5, 2018.

(8) Gili received a total of 6,000,000 Options, of which 3,000,000 Options were issued under the 2010 Equity Plan and 3,000,000 Options were issued under the 2013 Equity Plan. The Options have an exercise price of $0.10, vested on March 4, 2013 and expire on March 5, 2018.

(9) SmartEyes received a total of 5,000,000 Options, of which 1,350,000 Options were issued under the 2010 Equity Plan and 3,650,000 Options were issued under the 2013 Equity Plan. The Options have an exercise price of $0.10, vested on March 4, 2013 and expire on March 5, 2018.

(10) XO received a total of 5,500,000 Options, of which 1,750,000 Options were issued under the 2010 Equity Plan and 3,750,000 Options were issued under the 2013 Equity Plan. The Options have an exercise price of $0.10, vested on March 4, 2013 and expire on March 5, 2018.

(11) Less than 1%.

By Order of the Board of Directors

By:	/s/Avrohom Oratz
Avrohom Oratz
President

April 3, 2013

New York, New York